EXHIBIT 10.30

[SEARS HOLDINGS LETTERHEAD]
March 18, 2013
Mr. Edward S. Lampert
Dear Eddie,
We are pleased to confirm the terms of your employment as Chief Executive Officer (“CEO”) of Sears Holdings Corporation (“SHC”), reporting to the Board of Directors of SHC (the “Board”). You will continue to serve as Chairman of the Board, subject to the discretion of the Board.
In recognition of your assumption of the responsibilities of CEO of SHC on February 1, 2013, this letter serves as confirmation of our offer, subject to the contingencies listed below. The Compensation Committee of the Board (“Compensation Committee”) has approved this letter.
You will have all of the customary duties of a CEO. We acknowledge that you have other business interests and duties, including those incident to your role as Chairman and Chief Executive Officer of ESL Investments, Inc., and agree that you may continue to pursue such interests and discharge such duties during your employment as CEO of SHC.
The key elements of your compensation package are as follows:

•	Annual base salary at a rate of $1.00.

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During each of the first three (3) years of your service as the CEO, you will participate in the Sears Holdings Corporation Annual Incentive Plan (“AIP”), with a target incentive award of $2,000,000, contingent upon the achievement of performance goals set by the Compensation Committee. The 2013 AIP financial performance goals, measures and other particulars have been approved by the Compensation Committee. This award and the applicable performance measure will be approved by the Compensation Committee no later than May 1, 2013. Any incentive payable with respect to a fiscal year will be paid by April 15 of the following fiscal year, provided that you are actively employed by SHC on the last day of the fiscal year. At your election, this incentive may be paid in cash or in SHC common stock. For avoidance of doubt, you will not be eligible to participate in the Sears Holdings Corporation Long-Term Incentive Program.

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During each of the first three (3) years of your service as CEO, you will be entitled to receive common stock of SHC valued on an annualized basis at $4,500,000 under the Sears Holdings Corporation 2006 Stock Plan, as amended, or a successor equity plan, subject to applicable taxes (the “Annual Stock Compensation”), provided that you remain employed by SHC on the applicable award date. The number of shares issued in respect

Mr. Edward S. Lampert
March 18, 2013

of the Annual Stock Compensation each year will be determined using the NASDAQ regular market hours closing price of SHC common stock on the applicable Determination Date (rounded to the nearest whole share). For purposes hereof, the Determination Date shall be March 18, 2013 for stock issued through January 31, 2014 and February 1, 2014 and February 1, 2015 for stock issued from February 1, 2014 through January 31, 2015 and from February 1, 2015 through January 31, 2016, respectively. The Annual Stock Compensation will have grant dates and be paid in equal monthly installments over the twelve (12) month period following the applicable Determination Date (or February 1, 2013 for stock issued through January 31, 2014) on the last business day of the applicable month so long as you remain employed by SHC on that date; provided that the first installment of Annual Stock Compensation payable for service from February 1, 2013 shall represent two months’ of Annual Stock Compensation (valued at $750,000 on the applicable Determination Date) and it shall be paid on the last business day of March 2013. Shares paid in respect of the Annual Equity Compensation will be fully vested when issued. To the extent there is not a sufficient number shares available under SHC’s equity plans to make any grant contemplated under this letter, you will be entitled to receive compensation of substantially equivalent economic value in such form as SHC and you mutually agree.

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You will be eligible to receive four (4) weeks paid vacation. Added to this, you will qualify for six (6) paid National Holidays each year. You also will be eligible for up to four (4) Personal Days per year, after completing six (6) months of service.

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You will be eligible to participate in all of SHC’s retirement, health and welfare programs on a basis no less favorable than other senior executives of SHC, in accordance with and subject to the applicable terms, conditions and availability of those programs.

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You represent and warrant to SHC that (a) you are not a party to any agreement, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with SHC or any of its affiliates and (b) except as disclosed to SHC, you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services. You agree that you will not (A) become a member of any board or body described in clause (i) of the preceding sentence or (B) become a party to any agreement described in clause (ii) of the preceding sentence, in each case without having previously disclosed such relationship to SHC. Further, you agree you will not disclose to SHC or use for the benefit of SHC, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment.

•	You will be entitled to indemnification and directors and officers liability insurance to the same extent as other senior executives of SHC.

Mr. Edward S. Lampert
March 18, 2013

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You will be reimbursed for business-related expenses, including reasonable out of pocket administrative and offices expenses, in accordance with the company’s standard corporate expense reporting policy incurred in connection with your services as CEO, as appropriate.

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Your office and primary place of employment will be in the Miami, Florida metropolitan area. You will be reimbursed for business-related travel expenses in accordance with the company’s travel policy, as appropriate.

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It is intended that the terms of this offer letter will comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the offer letter shall be interpreted on a basis consistent with such intent.

To accept, sign below and return this letter to my attention.
Sincerely,

Chair of the Compensation Committee of the
Board of Sears Holdings Corporation

Accepted:
                            Date: March , 2013
Edward S. Lampert